FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                        FILE NUMBER 333-61413



             TWELFTH PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 24, 1998

                                4,185,124 SHARES

                                   LYCOS, INC.

                                  COMMON STOCK



This Twelfth Prospectus Supplement (the "Twelfth Prospectus Supplement") supplements the Prospectus dated August 24, 1998 (the "Prospectus"), the
Prospectus Supplement dated September 15, 1998 (the "First Prospectus Supplement"), the Second Prospectus Supplement dated October 28, 1998 (the "Second Prospectus Supplement"), the Third Prospectus Supplement dated November 12, 1998 (the "Third Prospectus Supplement"), the Fourth Prospectus Supplement dated November 18, 1998 (the "Fourth Prospectus Supplement"), the Fifth
Prospectus Supplement dated November 19, 1998 (the "Fifth Prospectus Supplement"), the Sixth Prospectus Supplement dated December 1, 1998 (the "Sixth Prospectus Supplement"), the Seventh Prospectus Supplement dated December 2, 1998 (the "Seventh Prospectus Supplement"), the Eighth Prospectus Supplement dated December 4, 1998 (the "Eighth Prospectus Supplement"), the Ninth Supplement dated December 21, 1998 (the "Ninth Prospectus Supplement"), the Tenth Prospectus Supplement dated December 28, 1998 (the "Tenth Prospectus Supplement") and the Eleventh Prospectus Supplement dated January 14, 1999 (the "Eleventh Prospectus") of Lycos, Inc. ("Lycos" or the "Company") relating to the public offering, which is not being underwritten, and sale of up to 4,185,124 shares of Common Stock, par value $0.01 per share (the "Shares") of the Company, which may be offered and sold from time to time by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"). The Company will receive no part of the proceeds of such sales. The Shares were originally issued or reserved for issuance by the Company in connection with the Company's acquisition of
WhoWhere?  Inc.,  a  California  corporation,  by  and  through  a  merger  of a wholly-owned subsidiary of Lycos, What Acquisition Corp., with and into WhoWhere? Inc. (the "Acquisition"). The "Selling Stockholders" Section of the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement, the Sixth Prospectus Supplement, the Seventh Prospectus Supplement, the Eighth Prospectus Supplement, the Ninth Prospectus Supplement, the Tenth Prospectus Supplement and the Eleventh Prospectus Supplement are hereby supplemented to reflect the gift made by Kenneth Goldman/Susan Valeriote Goldman Trustees of the Goldman/Valeriote Family Trust to Philips Brooks School, Inc. in the amount of 1,000 shares after the date of the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement, the Sixth Prospectus Supplement, the Seventh Prospectus Supplement, the Eighth Prospectus Supplement, the Ninth Prospectus Supplement, the Tenth Prospectus Supplement and the Eleventh Prospectus Supplement. This Twelfth Prospectus
Supplement should be read in conjunction with the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement, the Sixth Prospectus Supplement, the Seventh Prospectus Supplement, the Eighth Prospectus Supplement, the Ninth Prospectus Supplement, the Tenth Prospectus Supplement and the Eleventh Prospectus Supplement, and is qualified by reference to the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement, the Sixth Prospectus Supplement, the Seventh Prospectus Supplement, the Eighth Prospectus Supplement, the Ninth Prospectus Supplement, the Tenth Prospectus Supplement and the Eleventh Prospectus
Supplement, except to the extent that the information herein contained supersedes the information contained in the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement, the Sixth Prospectus Supplement, the Seventh Prospectus Supplement, the Eighth Prospectus Supplement, the Ninth Prospectus Supplement, the Tenth Prospectus Supplement and the Eleventh Prospectus Supplement. Capitalized terms used in this Twelfth Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.


          THE DATE OF THIS TWELFTH PROSPECTUS SUPPLEMENT IS FEBRUARY 12, 1999

                              SELLING STOCKHOLDERS

         On February 11, 1999, one thousand (1,000) of the Shares beneficially owned by Kenneth Goldman/Susan Valeriote Goldman Trustees of the Goldman/Valeriote Family Trust reflected in the Prospectus and the supplements thereto were gifted to Philip Brooks School, Inc. in the amount of 1,000 Shares. The table of Selling Stockholders in the Prospectus and the supplements thereto are hereby amended to reflect such gift and supplemented to specifically include Shares received in such gift.